EXHIBIT 10.4

EXECUTION COPY

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”) dated as of the Initial Closing Date by and between (i) BIA DIGITAL PARTNERS SBIC II LP, a Delaware limited partnership with an office located at 15120 Enterprise Court, Chantilly, VA 20151 (“Purchaser”), and (ii) GLOBAL TELECOM & TECHNOLOGY, INC., a Delaware corporation (“GTTI”), GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC., a Virginia corporation (“GTTA”), each with offices located at 8484 Westpark Drive, Suite 720, McLean, Virginia 22102, WBS CONNECT, LLC, a Colorado limited liability company with offices located at 8400 E. Crescent Parkway, Suite 600, Greenwood Village, Colorado 80111 (“WBS”), PACKETEXCHANGE (USA), INC., a Delaware corporation (“PEUSA”), PACKETEXCHANGE, INC., a Delaware corporation (“PEINC”, and together with GTTI, GTTA, WBS, and PEUSA, individually and collectively, jointly and severally, the “Borrower”), provides the terms on which Purchaser shall lend to Borrower and Borrower shall repay Purchaser.  The parties agree as follows:

1              ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP.  Calculations and determinations must be made following GAAP, as applicable.  Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13.  All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2              PURCHASE AND SALE

2.1           Promise to Pay.  Borrower hereby unconditionally, jointly and severally, promises to pay Purchaser the outstanding principal amount of the Notes and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1           Reserved.

2.1.2           Reserved.

2.1.3           Reserved.

2.1.4           Reserved.

2.1.5           Notes.

(a)           Commitment.  Subject to and in reliance upon the representations, warranties, terms and conditions of this Agreement, Purchaser agrees to purchase from Borrower, and Borrower agrees to sell to Purchaser, Notes in an aggregate principal amount not to exceed the amounts set forth on Schedule 2.1.5 (the “Commitment Amount”).

(b)           Take Down Procedures.

(i)           The initial purchase and sale of Notes hereunder (the “Initial Takedown”) shall occur on the Initial Closing Date and the Notes to be purchased and sold on the Initial Takedown shall be in an aggregate principal amount of $7,500,000, and at a purchase price set forth on Schedule 2.1.5.

(ii)           At any time on or prior to the Commitment Termination Date, Borrower may, subject to the terms hereof, sell additional Notes to Purchaser hereunder in aggregate principal amounts up to the Commitment Amount, by giving Purchaser notice not later than thirty (30) days prior to the date of such proposed purchase and sale (each, a “Subsequent Takedown” and together with the Initial Takedown, the “Takedowns”), of (x) the principal amount of the Note to be purchased and sold at such Takedown (which amount shall be not less than $1,000,000 and shall be in increments of $1,000,000 for any Subsequent Takedown), and (y) the date of such Takedown.  In the case of any Subsequent Takedown used to finance a Permitted Acquisition, such notice will also describe, in reasonable detail satisfactory to Purchaser, the Permitted Acquisition or acquisitions to be financed with the proceeds of such Subsequent Takedown, including, without limitation, (A) the amount and types of consideration proposed to be paid, (B) the proposed sources of financing therefor and (C) a reasonably detailed description of the business or businesses to be acquired.

(iii)           On each Closing Date, Borrower will deliver to Purchaser a single Note, dated the applicable Closing Date and registered in Purchaser’s name, in a principal amount equal to the aggregate principal amount of the Note being purchased and sold in connection with the applicable Takedown, in consideration for delivery by Purchaser to Borrower of immediately available funds by wire transfer to an account designated in writing by Borrower prior to such Closing Date of an amount equal to the aggregate principal amount of the Note being purchased by Purchaser in connection with such Takedown.  If on such Closing Date Borrower shall fail to tender such Notes as provided in this Section 2.1.5(b)(iii) or any of the conditions specified in Section 3 shall not have been fulfilled to Purchaser’s satisfaction, Purchaser shall, at its election, be relieved of all further obligations hereunder with respect to the applicable Takedown, without thereby waiving any other rights it may have by reason of such failure or such nonfulfillment.

(c)           Mandatory Redemption at Maturity.  The Notes shall be due and payable in full on the Maturity Date, unless payment is sooner required hereunder.

(d)           Voluntary Redemptions.  The Notes may be prepaid, in whole or in part prior to the Maturity Date by Borrower, effective three (3) Business Days after written notice of such prepayment is given to Purchaser, by payment of the principal amount of the Notes (or portion thereof in a minimum amount of $1,000,000 and integral multiples of $250,000 in excess of such amount) to be redeemed, plus accrued and unpaid interest and fees thereon through the date of such redemption, plus the Prepayment Premium.  Notwithstanding any such redemption, Purchaser’s lien and security interest in the Collateral shall continue until Borrower fully satisfies its Obligations (other than inchoate indemnity obligations).  Upon payment in full of the Obligations (other than inchoate indemnity obligations) and at such time as Purchaser’s obligation to purchase additional Notes at Subsequent Takedowns have terminated, Purchaser shall terminate and release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

(e)           AHYDO.  Notwithstanding anything to the contrary contained herein, if (1) the Notes remain outstanding after the fifth anniversary of the initial issuance thereof and (2) the aggregate amount of the accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income Tax purposes, such as “original issue discount”) as of any Testing Date occurring after such fifth anniversary exceeds an amount equal to the Maximum Accrual, then all such accrued but unpaid interest on the Notes (including any amounts treated as interest for federal income Tax purposes, such as “original issue discount”) as of such time in excess of an amount equal to the Maximum Accrual shall be paid in cash by Borrower to the holders thereof on such Testing Date, it being the intent of the parties hereto that the deductibility of interest under the Notes shall not be limited or deferred by reason of Section 163(i) of the U.S. Internal Revenue Code.  For these purposes, the “Maximum Accrual” is an amount equal to the product of such Notes’ issue price (as defined in U.S. Internal Revenue Code Sections 1273(b) and 1274(a)) and their yield to maturity, and a “Testing Date” is any Interest Payment Date and the date on which any “accrual period” (within the meaning of Section 1272(a)(5) of the U.S. Internal Revenue Code) closes.  Any accrued interest which for any reason has not theretofore been paid shall be paid in full on the date on which the final principal payment on a Note is made.

(f)           OID.  Borrower and Purchaser agree (i) that the Notes are debt for federal income Tax purposes, (ii) that the Notes issued to Purchaser constitute a single debt instrument for purposes of Sections 1271 through 1275 of the U.S. Internal Revenue Code and the Treasury Regulations thereunder (pursuant to Treasury Regulations Section 1.1275-2(c)), that such debt instrument is issued with original issue discount (“OID”), and that such debt instrument is described in Treasury Regulations Section 1.1272-1(c)(2) and therefore is governed by the rules set out in Treasury Regulations Section 1.1272-1(c), including Section 1.1272-1(c)(5), and is not governed by the rules set out in Treasury Regulations Section 1.1275-4, (iii) that any calculation by Borrower regarding the amount of OID for any accrual period on the Notes shall be subject to the review and approval of Purchaser, not to be unreasonably withheld, and (iv) to adhere to this Agreement for federal income Tax purposes and not to take any action or file any Tax return, report or declaration inconsistent herewith (including with respect to the amount of OID on the Notes as determined in accordance with the preceding Section 2.1.5(f)(iii).  The inclusion of this Section 2.1.5(f) is not an admission by any Purchaser that it is subject to United States Taxation.  In connection with the Note purchase, Purchaser is receiving a Warrant.  In the event the Note and the Warrant are considered the issuance of an “investment unit” under Code Section 1273(c)(2), the parties agree that the fair market value of the Warrant shall be $377,661 for purposes of investment unit allocation under Code Section 1273(c)(2).  Borrower and Purchasers agree to report in a manner that is consistent with this allocation for all Tax purposes.

2.2           Warrant.

(a)           GTTI agrees to sell to Purchaser on the Initial Closing Date, and Purchaser agrees to purchase from GTTI on the Initial Closing Date, in reliance on the representations, warranties and covenants of Borrower and Purchaser herein, upon the terms and subject to the conditions set forth herein, the Warrant.  The Warrant shall represent the right to acquire a percentage of the capital stock of GTTI as set forth therein and upon the terms and subject to the conditions set forth therein.

(b)           Purchaser acknowledges, represents and warrants as follows:

(i)           The Warrant and the capital stock issuable upon the exercise of the Warrant are being acquired for Purchaser’s account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein by subdivision or otherwise.

(ii)           The Warrant and the capital stock issuable upon exercise of the Warrant have not been registered under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the securities laws of any state or any other domestic or foreign jurisdiction and may not be offered for sale, sold, pledged, hypothecated, transferred, assigned or otherwise disposed of in the absence of (i) an effective registration for such transaction under the Securities Act or (ii) a valid exemption from the registration requirements of the Securities Act for such transaction. In addition, Purchaser acknowledges that the certificates evidencing the shares of such capital stock will contain a legend to this effect.

(iii)           Purchaser acknowledges that it may not be possible for it to liquidate its investment in the Warrant or the capital stock issuable upon exercise of the Warrant, and Purchaser is prepared, therefore, to hold the same indefinitely.

(iv)           Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act by virtue of the fact that it (i) is a limited partnership, (ii) was not formed for the specific purpose of acquiring the Warrant and the capital stock issuable upon exercise of the Warrant and (iii) has total assets in excess of $5,000,000.

2.3           Payment of Interest on the Notes.

(a)           Interest Rate.   The Obligations shall bear interest at a rate of thirteen and one half percent (13.5%) per annum, of which (i) at least eleven and one half percent (11.5%) per annum shall be payable in cash monthly in arrears on each Interest Payment Date in each year (the “Cash Interest Portion”), commencing with the first Interest Payment Date following the Initial Closing Date and (ii) two percent (2.0%) per annum shall be, at Borrower’s option, paid in cash (upon not less than three (3) Business Days notice prior to such Interest Payment Date) or paid-in-kind (the “PIK Interest”); provided, however, during a Performance Pricing Period, the Obligations shall bear interest at a rate of twelve percent (12%), with a Cash Interest Portion of at least eleven percent (11.0%) per annum payable in arrears on each Interest Payment date of each year.  Any PIK Interest shall (x) be added to the principal amount of the Notes on each Interest Payment Date in each year or (y) at the request of Purchaser, be paid by the issuance of additional Notes on any Interest Payment Date.

(b)           Default Rate.  Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is four percentage points (4.00%) above the rate that is otherwise applicable thereto (the “Default Rate” or “Default Interest”) unless Purchaser otherwise elects from time to time in its sole discretion to impose a smaller increase.  Fees and expenses which are required to be paid by Borrower pursuant to the Note Documents (including, without limitation, Purchaser Expenses) but are not paid when due shall bear interest until paid at a rate equal to the highest rate applicable to the Obligations. Default Interest shall be payable upon demand by Purchaser; provided it shall be paid in cash or at Borrower’s option, paid-in-kind.  Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Purchaser.

(c)           Reserved.

(d)           Computation; 360-Day Year.  In computing interest, the date of the purchase of any Notes shall be included and the date of payment shall be excluded.  Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.

(e)           Reserved.

(f)           Payment; Interest Computation.  Unless otherwise provided, interest is payable monthly in arrears on the last calendar day of each month (each such date, an “Interest Payment Date”).  In computing interest on the Obligations, all Payments received after 3:00 p.m. Eastern time on any day shall be deemed received on the next Business Day.  Purchaser shall not, however, be required to credit Borrower’s account for the amount of any item of payment which is unsatisfactory to Purchaser in its good faith business judgment.  All such payments of interest shall be made by way of automatic bank draft.

2.4           Fees.  Borrower shall pay to Purchaser:

(a)           Processing Fee.  On each Closing Date, a fully earned, non refundable processing fee equal to two percent (2.0%) of the aggregate principal amount of the Notes being purchased and sold in connection with the applicable Takedown (each a “Processing Fee” and collectively, the “Processing Fees”) shall be paid by Borrower to Purchaser or any designee of Purchaser, in immediately available funds by wire transfer to accounts designated by Purchaser or designee prior to such Closing Date.  Any Processing Fee payable at any Subsequent Takedown shall be reduced, on a dollar-for-dollar basis, by the sum of any Commitment Fees previously paid pursuant to the following Section 2.4(b).  For avoidance of doubt, in no event shall any Processing Fee be less than zero; and

(b)           Commitment Fee.  On each Interest Payment Date prior to the Commitment Termination Date, if applicable, a commitment fee (each a “Commitment Fee” and collectively, the “Commitment Fees”) shall be paid by Borrower to Purchaser or any designee of Purchaser, in immediately available funds by wire transfer to accounts designated by Purchaser or designee prior to such Interest Payment Date, in an equal to one percent (1.0%) per annum of the Unfunded Commitment Amount on such Interest Payment Date.  For purposes hereof, “Unfunded Commitment Amount” shall mean, as of any date of determination, the sum of (i) the Commitment Amount, less (ii) the aggregate principal amount of all Notes purchased.

(c)           Reserved.

(d)           Reserved.

(e)           Purchaser Expenses.  All Purchaser Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Initial Closing Date, when due.

2.5           Payments; Application of Payments.

(a)           All payments (including prepayments) to be made by Borrower under any Note Document shall be made in immediately available funds in U.S. Dollars, without setoff or counterclaim, before 3:00 p.m. Eastern time on the date when due.  Payments of principal and/or interest received after 3:00 p.m. Eastern time are considered received at the opening of business on the next Business Day.  When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b)           Purchaser shall apply the whole or any part of collected funds against the Notes on a pro rata basis.

2.6           Withholding.

(a)           Payments received by Purchaser from Borrower hereunder will be made free and clear and without reduction of any withholding Taxes that are not Excluded Taxes.  Specifically, however, if at any time any Governmental Authority, Applicable Laws, regulation or international agreement requires any Borrower to make any such withholding or deduction from any such payment or other sum payable hereunder to Purchaser, Borrower hereby covenants and agrees that the amount due from Borrower with respect to such payment or other sum payable hereunder will be increased to the extent necessary to ensure that, after the making of such required withholding or deduction (including withholding of deductions applicable to additional sums payable under this Section), Purchaser receives a net sum equal to the sum which it would have received had no withholding or deduction been required and Borrower shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with Applicable Law.  Borrower will furnish Purchaser with proof satisfactory to Purchaser indicating that Borrower has made such withholding payment provided, however, that Borrower need not make any withholding payment if the amount or validity of such withholding payment is contested in good faith by appropriate and timely proceedings and as to which payment in full is bonded or reserved against by Borrower.

(b)           To the extent it is legally permitted to do so, each Foreign Lender shall deliver to Borrower on or prior to the date on which such Foreign Lender becomes a party to this Agreement one or more (as Borrower may reasonably request) properly completed and executed IRS Forms W-8ECI, W-8BEN, W-8IMY (as applicable) or other applicable form, certificate or document prescribed by the IRS certifying as to such Lender’s entitlement to exemption or reduction from withholding or deduction of Taxes.  Each Lender shall (to the extent legally entitled to do so) provide updated forms to Borrower on or prior to the date any prior form previously provided under this Section 2.6(b) becomes obsolete or expires, after the occurrence of an event requiring a change in the most recent form or certification previously delivered by it pursuant to this Section 2.6(b) or from time to time if requested by Borrower.  In the case of a Foreign Lender claiming exemption from Tax on portfolio interest under Section 881(c) of the IRC, the documentation to be provided by such Foreign Lender to Borrower under this Section 2.6(b) shall include (x) a certificate in to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the IRC, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the IRC, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the IRC, and (y) a properly executed and completed IRS Form W-8BEN.  Each U.S. Lender shall deliver to Borrower on or prior to the date on which such Lender becomes a party to this Agreement (and from time to time thereafter upon the request of Borrower) properly completed and executed originals of IRS Form W-9 to enable Borrower to determine whether or not the Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be required to pay additional amounts to or indemnify Purchaser or any other Lender pursuant to this Section 2.6 or Section 2.7 to the extent that the obligation to pay Taxes or additional amounts would not have arisen but for the failure of Purchaser or a Lender to comply with this paragraph.  The agreements and obligations of Borrower contained in this Section 2.6, 2.7, 2.8 and 2.9 shall survive the termination of this Agreement.

2.7           Indemnification by Borrower.  Borrower shall indemnify Purchaser within 10 days after demand therefore, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Purchaser and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to Borrower by Purchaser shall be conclusive absent manifest error.

2.8           Payment of Other Taxes.  Without limiting the provisions of Section 2.6 or 2.7 above, Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

2.9           Tax Refunds.  If Purchaser determines, in its sole discretion, that it has received a refund of any Taxes for which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to Section 2.6, it shall promptly pay over such refund to Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by one or more Borrower under Section 2.6, 2.7, 2.8 or 2.9, as applicable), net of all out-of-pocket expenses of Purchaser and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Purchaser, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to Purchaser in the event Purchaser is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require Purchaser to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to Borrower or any other Person or to alter its internal practices or procedures with respect to the administration of Taxes.

3              CONDITIONS OF PURCHASE

3.1           Conditions Precedent to Initial Takedown. Purchaser’s obligation to purchase the Notes at the Initial Takedown under this Agreement is subject to the condition precedent that Purchaser shall have received, in form and substance satisfactory to Purchaser, such documents, and completion of such other matters, as Purchaser may reasonably deem necessary or appropriate, including, without limitation:

(a)           duly executed original signatures to the Note Documents;

(b)           reserved;

(c)           for each Borrower, Borrower’s Operating Documents and a good standing certificate or similar certification of Borrower certified by each applicable jurisdiction of incorporation or formation, together with a certificate of foreign qualification from each jurisdiction in which Borrower is qualified as a foreign corporation where the failure to be so qualified would result in a Material Adverse Effect, each dated as of a date no earlier than thirty (30) days prior to the Initial Closing Date;

(d)           duly executed original signatures to the Secretary’s Certificate with completed Borrowing Resolutions for each Borrower;

(e)           Subordination Agreements by Existing Subordinated Noteholders and the Packet Exchange Subordinated Noteholder in favor of Purchaser, together with the duly executed original signatures thereto;

(f)           original (i) Secured Intercompany Note (to be held on the Initial Closing Date by Senior Lender as bailee for Purchaser), and (ii) each Debenture, duly executed by EMEA, PELTD, and PEIRL, respectively, and copy of the minutes of a meeting of the board of directors of each of EMEA and PELTD approving the terms of, and entry into, each Debenture, certified as a true copy of the same by the company secretary of EMEA, PELTD, and PEIRL, respectively;

(g)           duly executed original signatures to the Pledge Agreement;

(h)           certified copies, dated as of a recent date, of financing statement searches, as Purchaser shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the Initial Takedown, will be terminated or released;

(i)           the Perfection Certificates of Borrower and Guarantor, together with the duly executed original signatures thereto;

(j)           reserved;

(k)           a bailee’s/warehouseman’s waiver executed by each bailee, if any, of Borrower as required by Purchaser, in favor of Purchaser;

(l)           a legal opinion of Borrower’s counsel (including special counsel and local counsel, as deemed necessary by Purchaser), in form and substance acceptable to Purchaser, in its reasonable discretion, dated as of the Initial Closing Date together with the duly executed original signature thereto;

(m)           the duly executed original signatures to the Guarantees, together with Secretary’s Certificate/duly executed original signatures to the completed Borrowing Resolutions for each Guarantor;

(n)           evidence satisfactory to Purchaser that the insurance policies required by Section 6.7 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Purchaser;

(o)           Purchaser shall have received true and correct copies of the Senior Loan Documents and the Acquisition Agreement, each in form and substance satisfactory to Purchaser;

(p)           Purchaser shall have completed its business, financial and legal due diligence of the Note Parties; and

(q)           duly executed original signatures to the Warrant;

(r)           Borrower shall have completed (or concurrently with the Initial Takedown will complete) the Packet Exchange Acquisition in accordance with the terms of the Acquisition Agreement in all material respects (without any material amendment thereto or material waiver thereunder unless consented to by Purchaser).

3.2           Conditions Precedent to all Takedowns.  In addition to the conditions set forth in Section 3.1 with respect to the Initial Takedown, Purchaser shall not be required to purchase Notes at any Takedown until the date (each such date, a "Closing Date") that each of the following conditions has been satisfied (in each case in such manner and in form and substance reasonably satisfactory to Purchaser):

(a)           A Note shall have been executed by Borrower and delivered to each Purchaser that requests issuance of a Note;

(b)           the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the applicable Closing Date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Default or Event of Default shall have occurred and be continuing or result from purchase of the Notes.  Each sale of Notes is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

(c)           in Purchaser’s good faith reasonable business judgment, there has not been any material impairment in the general affairs, management, results of operation, financial condition or the prospect of repayment of the Obligations, or any material adverse deviation by Borrower from the most recent business plan of Borrower presented to and accepted by Purchaser;

(d)           Borrower shall have delivered such other certificates, documents and agreements as any Purchaser may reasonably request;

(e)           Borrower shall have paid all fees and expenses (including fees and expenses of counsel) to be paid to Purchaser on such Closing Date as specified in Section 2.4 hereof;

(f)           Purchaser shall have received evidence reasonably satisfactory to Purchaser indicating that, immediately prior to and after giving effect to such Takedown, Borrower shall be in pro forma compliance with the Financial Covenants set forth in Section 6.9; and

(g)           Purchaser shall have received all closing certificates, corporate documents, evidence of authorization, forms and information required by the U.S. Small Business Administration, including without limitation SBA Forms 480 and 652, and other agreements, instruments and documents in respect of any aspect or consequence of the transactions contemplated hereby as Purchaser may reasonably request, all of which shall be in form and substance reasonably satisfactory to the Agent.

3.3           Conditions Precedent to Subsequent Takedowns.  In addition to the conditions set forth in Section 3.2, Purchaser shall not be required to purchase Notes at any Subsequent Takedown until the date that each of the following conditions has been satisfied (in each case in such manner and in form and substance reasonably satisfactory to Purchaser):

(a)           To the extent proceeds of any such Subsequent Takedown are to be used by any Person who is not a US Borrower, Purchaser shall have received a duly executed amendment to the Secured Intercompany Note and, if necessary, a corresponding amendment to each Debenture, in each case increasing the principal amount thereto by such amount and otherwise in form and substance acceptable to Purchaser; and

(b)           Purchaser shall have received evidence, in form and substance satisfactory to Purchaser in its discretion, that the SVB Restructuring has been completed.

3.4           Covenant to Deliver.  Borrower agrees to deliver to Purchaser each item required to be delivered to Purchaser under this Agreement as a condition precedent to any Takedown.  Borrower expressly agrees that a Note purchased prior to the receipt by Purchaser of any such item shall not constitute a waiver by Purchaser of Borrower’s obligation to deliver such item, and the purchasing of any Note in the absence of a required item shall be in Purchaser’s sole discretion.

4              CREATION OF SECURITY INTEREST

4.1           Grant of Security Interest.  Each US Borrower hereby grants Purchaser, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Purchaser, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof.

4.2           Priority of Security Interest.  Each US Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens (including Liens securing the Senior Debt) that may have superior priority to Purchaser’s Lien under this Agreement).  If a US Borrower shall acquire a commercial tort claim, such US Borrower shall promptly notify Purchaser in a writing signed by such US Borrower of the general details thereof and grant to Purchaser in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Purchaser.

If this Agreement is terminated, Purchaser’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations) are repaid in full in cash.  Upon payment in full in cash of the Obligations and at such time as Purchaser’s obligation to purchase Notes has terminated, Purchaser shall, at Borrower’s sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrower.

4.3           Authorization to File Financing Statements.  Each US Borrower hereby authorizes Purchaser to file financing statements, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Purchaser’s interest or rights hereunder, including a notice that any disposition of the Collateral except as set forth in this Agreement, by either such US Borrower or any other Person, shall be deemed to violate the rights of Purchaser under the Code.  Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Purchaser’s discretion.

5              REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1           Due Organization; Authorization; Power and Authority.  Borrower and each of its Subsidiaries are duly existing and in good standing as a Registered Organization in its jurisdiction of formation and each is qualified and licensed to do business and each is in good standing in any jurisdiction in which the conduct of each of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business, taken as a whole (a “Material Adverse Effect”).  In connection with this Agreement, Borrower has delivered to Purchaser completed certificates each signed by Borrower and Guarantor, respectively, entitled “Perfection Certificate”.  Borrower represents and warrants to Purchaser that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Initial Closing Date to the extent permitted by one or more specific provisions in this Agreement).  If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Purchaser of such occurrence and provide Purchaser with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Note Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect and further subject to), or (v) constitute an event of default under any material agreement by which Borrower is bound.  Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a Material Adverse Effect.

5.2           Collateral.  Borrower has good title to each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens.  Borrower has no deposit accounts other than the deposit accounts with Purchaser, the deposit accounts, if any described in the Perfection Certificate delivered to Purchaser in connection herewith, or of which Borrower has given Purchaser notice and taken such actions as are necessary to give Purchaser a perfected security interest therein (subject to the Required Foreign Filings).  The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificate.  None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate or as permitted pursuant to Section 7.2.  In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral in excess of One Hundred Thirty Thousand Dollars ($130,000.00) in the aggregate to a bailee, then Borrower will first receive the written consent of Purchaser and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Purchaser in its sole discretion.

All Inventory is in all material respects of good and marketable quality, free from material defects.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on the Perfection Certificate.  Each Patent which it owns or purports to own and which is material to Borrower’s business is to the knowledge of Borrower, valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business, taken as a whole, has been judged invalid or unenforceable, in whole or in part.  To Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not have a Material Adverse Effect.

Except as noted on the Perfection Certificate, Borrower is not a party to, nor is it bound by, any Restricted License.

5.3           Intentionally omitted.

5.4           Litigation.  There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries involving more than, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000).

5.5           Financial Condition.  All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Purchaser fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations.  There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Purchaser.

5.6           Solvency.  Borrower is able to pay its debts (including trade debts as they mature).

5.7           Regulatory Compliance.  Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.  Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors).  Borrower has complied in all material respects with the Federal Fair Labor Standards Act or, in the case of EMEA, with all employment legislation in force in England and Wales (including, without limitation, the Employment Rights Act 1996).  Borrower has complied in all material respects with all Securities Laws. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005.  Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a Material Adverse Effect.  None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally.  Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Governmental Authorities that are necessary to continue their respective businesses as currently conducted, except where the failure to obtain or make such consents, declarations, notices or filings would not reasonably be expected to have a Material Adverse Effect.  Borrower (a) is in compliance in all material respects with and (b) has procured and is now in possession of, all material licenses, permits, approvals and consents required by any applicable federal, state or local law, rule or regulation (including, without limitation, rules and regulations promulgated by the Federal Communications Commission and any similar state agency) for the operation of Borrower’s business in each jurisdiction wherein it is now conducted.  No Note Party, nor any Affiliate thereof nor any present stockholder thereof appears on any list of "Specially Designated Nationals" or known or suspected terrorists that has been generated by the Office of Foreign Assets Control of the United States Department of Treasury ("OFAC"), nor is any Note Party, Affiliate or stockholder thereof a citizen or resident of any country that is subject to embargo or trade sanctions enforced by OFAC, or otherwise is a Person (i) whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) who engages in any dealings or transactions prohibited by Section 2 of such executive order, or, to its knowledge, is otherwise associated with any such person in any manner violative of Section 2, or (iii) subject to the limitations or prohibitions under any other OFAC regulation or executive order.

5.8           Subsidiaries; Investments.  Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9           Tax Returns and Payments; Pension Contributions.  Borrower and each of its Subsidiaries has timely filed all required Tax Return, and Borrower and each of its Subsidiaries has paid, or made provision to pay, all foreign, federal, state, national, and local Taxes, assessments, deposits and contributions owed by Borrower and its Subsidiaries (whether or not reflected on a Tax return) in excess of $50,000.00 in the aggregate; provided that Borrower may defer payment of any contested Taxes, providedfurther that Borrower (a) in good faith contests its obligation to pay the Taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Purchaser in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the Governmental Authority levying such contested Taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”.  Borrower has no knowledge of any claims or adjustments proposed or asserted for any of Borrower's prior Tax years which could result in additional Taxes becoming due and payable by Borrower.  Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10           Use of Proceeds.  Borrower (i) shall use the proceeds of the Notes purchased at the Initial Takedown to finance the Packet Exchange Acquisition and for working capital purposes, and (ii) shall use the proceeds of Notes purchased at any Subsequent Takedowns, if any, (a) to finance Permitted Acquisitions, or (b) as working capital to fund its general business requirements and growth related initiatives.  In no event shall any proceeds of any Notes be used for personal, family, household or agricultural purposes.

5.11           Full Disclosure.  No written representation, warranty or other statement of Borrower in any certificate or written statement given to Purchaser, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Purchaser, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Purchaser that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.12           Definition of “Knowledge.”  For purposes of the Note Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers.

5.13           Acquisition Agreement.  Borrower has delivered to Purchaser a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  No event of Default has occurred thereunder.  The Acquisition Agreement complies with, and the Packet Exchange Acquisition has been, or concurrent with the Initial Takedown will be, consummated in accordance with, all Applicable Laws.  The Acquisition Agreement is in full force and effect as of the Initial Closing Date, has not been terminated, rescinded or withdrawn. All Governmental Approvals having jurisdiction over the seller, any Note Party and other Persons referenced therein, with respect to the transactions contemplated by the Acquisition Agreement, have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by the Acquisition Agreement or to the conduct by any Note Party of its business thereafter.

5.14           Capitalization.  The authorized capital stock of GTTI consists of (x) 80,000,000 shares of Common Stock, of which as May 31, 2011, 18,687,491 are issued and outstanding, 3,500,000 shares are reserved for issuance pursuant to GTTI’s stock option and purchase plans and 12,900,000 shares are reserved for issuance pursuant to securities (other than the Notes and the Warrant) exercisable or exchangeable for, or convertible into, shares of Common Stock, and (y) no shares of preferred stock.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as set forth on Schedule 5.14 or in the first sentence of this Section 5.14, no shares of the GTTI’s capital stock are subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by GTTI; (ii) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of GTTI or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which GTTI or any of its Subsidiaries is or may become bound to issue additional shares of capital stock of GTTI or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any shares of capital stock of GTTI or any of its Subsidiaries; (iii) there are no agreements or arrangements under which GTTI or any of its Subsidiaries is obligated to register the sale of any of their securities under the 1933 Act, (iv) there are no outstanding securities or instruments of GTTI or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which GTTI or any of its Subsidiaries is or may become bound to redeem a security of GTTI or any of its Subsidiaries; (v) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Warrant; and (vi) GTTI does not have any stock appreciation rights or "phantom stock" plans or agreements or any similar plan or agreement.  No Person has any valid right to rescind any purchase of the Warrant, any shares of capital stock or other securities of any Note Party.

6              AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1           Government Compliance.  (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.  Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, the noncompliance with which would reasonably be expected to have a Material Adverse Effect.

(b)           Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Note Documents to which it is a party and the grant of a security interest to Purchaser in all of its property.  Borrower shall promptly notify Purchaser of any such Governmental Approvals obtained by Borrower and, upon request of Purchaser, provide copies of any such obtained Governmental Approvals to Purchaser.

6.2           Financial Statements, Reports, Certificates.

(a)           Borrower shall provide Purchaser with the following:

(i)  intentionally omitted;

(ii) intentionally omitted;

(iii) within thirty (30) days after the end of each month, monthly unaudited financial statements including year-to-date calculations, setting forth in each case in comparative form the figures for (A) such period set forth in the projections delivered pursuant to this Section 6.2(a)(vi) hereof, (B) the corresponding month of the previous fiscal year and (C) the corresponding portion of the previous fiscal year, all in reasonable detail;

(iv) within thirty (30) days after the end of each fiscal quarter of Borrower, a quarterly Compliance Certificate signed by a Responsible Officer, certifying that as of the end of such fiscal quarter, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Purchaser shall reasonably request, including, without limitation, a statement that at the end of such quarter there were no held checks;

(v) within sixty (60) days after the end of each fiscal year of Borrower, and as and when amended or updated in any material respect, (A) annual operating budgets (including income statements, balance sheets and cash flow statements, by month) for the upcoming fiscal year of Borrower, and (B) annual financial projections for the following fiscal year (on a quarterly basis), together with any related business forecasts used in the preparation of such annual financial projections;

(vi) within one hundred twenty (120) days following the end of Borrower's fiscal year, annual financial statements certified by, and with an unqualified opinion of J.H. Cohn LLP, or any other independent certified public accountants acceptable to Purchaser;

(vii)  within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(viii) a prompt report of any legal actions pending or threatened in writing against Borrower or any of its Subsidiaries that could result in damages or costs to Borrower or any of its Subsidiaries of, individually or in the aggregate, Five Hundred Thousand Dollars ($500,000) or more or have a Material Adverse Effect;

(ix)  promptly, and in any event no later than five (5) days following execution thereof, true, correct and complete copies of any agreement, instrument or document effecting an amendment, modification, supplement or waiver of any Senior Loan Document, the Intercompany Note, or any Debenture;

(x)  promptly, and in any event no longer than five (5) days after the date thereof, copies of all amendments, consents, waivers, forbearances, or modifications to and any other material notice or reports provided by or to any Note Party under or with respect to the Senior Debt (other than reports or notices identical to reports or notices provided pursuant to the terms hereof) or the Intercompany Note;

(b)           For so long as Borrower is subject to the reporting requirements under the Securities Exchange Act of 1934, as amended, Borrower shall provide Purchaser, within five (5) days after filing, all reports on Form 10-K, 10-Q and 8-K filed with the SEC or a link thereto on Borrower’s or another website on the Internet, including the SEC’s EDGAR website.  Any materials filed with the SEC reports that otherwise satisfy the requirements of section 6.2(a) shall be considered delivered for the purposes of that section when filed with the SEC.

(c)           Borrower shall provide Purchaser with prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any Copyright (including any subsequent ownership right of Borrower in or to any Copyright), Patent or Trademark not previously disclosed to Purchaser, (iii) Borrower’s knowledge of an event that materially adversely affects the value of the Intellectual Property, (iv) any pending or threatened (in writing) labor dispute, strike or walkout, or the expiration of any labor contract if any would have a Material Adverse Effect; (v) any default under or termination of a material contract which could reasonably be expected to have a Material Adverse Effect; (vi) Borrower’s knowledge of the existence of any Default or Event of Default; (vii) Borrower’s knowledge of any violation of any Applicable Law which could reasonably be expected to have a Material Adverse Effect; (viii) the discharge of or any withdrawal or resignation by Borrower's independent accountants; or (ix) Borrower’s knowledge of the occurrence of any “defaults” or “events of default” under any Senior Loan Documents, the Intercompany Note, or any Debenture.

6.3           Accounts Receivable.

(a)           Intentionally Omitted.

(b)           Intentionally Omitted.

(c)           Collection of Accounts.  Borrower shall have the right to collect all Accounts, unless and until a Default or an Event of Default has occurred and is continuing.  All payments on, and proceeds of, Accounts shall be deposited directly by the applicable Account Debtor into a lockbox account, or such other “blocked account” as Purchaser or Senior Lender (as applicable) may specify, pursuant to a blocked account agreement in form and substance satisfactory to Purchaser in its sole discretion and in accordance with the Intercreditor Agreement.

(d)           Intentionally Omitted.

(e)           Verification.  Purchaser may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Purchaser or such other name as Purchaser may choose, provided that, prior to the occurrence of an Event of Default, any such verification shall be subject to prior written notice to Borrower.

(f)           No Liability.  Purchaser shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Purchaser be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account.  Nothing herein shall, however, relieve Purchaser from liability for its own gross negligence or willful misconduct.

6.4           Remittance of Proceeds.  Deliver, in kind, all proceeds arising from the disposition of any Collateral to Senior Lender or Purchaser, as applicable in accordance with the Intercreditor Agreement, in the original form in which received by Borrower not later than the second Business Day after receipt by Borrower, to be applied to the Obligations (1) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (2) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; providedthat, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Purchaser the proceeds of the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of Two Hundred Thousand Dollars ($200,000) or less (for all such transactions in any fiscal year).  Borrower agrees that it will maintain all proceeds of Collateral in an account maintained with Purchaser.  Nothing in this Section limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.5           Taxes; Pensions; Withholding.  Timely file, and require each of its Subsidiaries to timely file, all required Tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state, national and local Taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any Taxes contested or otherwise permitted pursuant to the terms of Section 5.9 hereof, and shall deliver to Purchaser, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.6           Access to Collateral; Books and Records.  At reasonable times, on two (2) Business Days’ notice (provided no notice is required if an Event of Default has occurred and is continuing), Purchaser, or its agents, shall have the right, up to two (2) times in any fiscal year (or more frequently, as Purchaser shall determine necessary), to inspect the Collateral and the right to audit and copy Borrower’s Books.  The foregoing inspections and audits shall be at Borrower’s expense (not to exceed $1,000 so long as a Default or Event of Default shall not have occurred or be continuing) plus reasonable out-of-pocket expenses.

6.7           Insurance.  Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Purchaser may reasonably request.  Insurance policies shall be in a form, with companies, and in amounts that are reasonably satisfactory to Purchaser.  All property policies shall have a lender’s loss payable endorsement showing Purchaser as the sole lender loss payee and waive subrogation against Purchaser and shall provide that the insurer shall endeavor to give Purchaser at least thirty (30) days notice before canceling or declining to renew its policy.  All liability policies shall show, or have endorsements showing, Purchaser as an additional insured, and all such policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Purchaser at least thirty (30) days notice before canceling or declining to renew its policy.  At Purchaser’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments.  Proceeds payable under any policy shall, at Purchaser’s option, following the occurrence and during the continuance of an Event of Default, be payable to either the Senior Lender on account of the Senior Debt, or Purchaser on account of the Obligations, as applicable in accordance with the Intercreditor Agreement.  If Borrower fails to obtain insurance as required under this Section 6.7 or to pay any amount or furnish any required proof of payment to third persons and Purchaser, Purchaser may make all or part of such payment or obtain such insurance policies required in this Section 6.7, and take any action under the policies Purchaser deems prudent.

6.8           Operating Accounts.

(a)           Maintain its and its Subsidiaries’, if any, domestic depository, operating accounts and securities accounts with Senior Lender and Senior Lender’s affiliates (and upon payment in full of the Senior Debt, at financial institutions acceptable to Purchaser who have entered into Control Agreements in favor of Purchaser) with all excess domestic funds maintained at or invested through Senior Lender or an affiliate of Senior Lender (and upon payment in full of the Senior Debt, at financial institutions acceptable to Purchaser who have entered into Control Agreements in favor of Purchaser), which accounts shall represent at least one hundred percent (100%) of the dollar value of Borrower’s and Guarantor’s accounts at all financial institutions in the United States, and least sixty percent (60%) of the dollar value of Borrower’s and each Subsidiaries’ accounts at all financial institutions worldwide.  Any domestic Guarantor shall maintain all depository, operating and securities accounts with Senior Lender or an affiliate of Senior Lender (and upon payment in full of the Senior Debt, at financial institutions acceptable to Purchaser who have entered into Control Agreements in favor of Purchaser). Notwithstanding the foregoing, (A) EMEA shall be permitted to maintain its existing deposit accounts with (i) Standard Chartered Bank

(the “Standard Accounts”), provided that the aggregate maximum balance of such Standard Accounts does not exceed Twenty Five Thousand Dollars ($25,000) at any time, and (ii) Commerzbank (the “Commerzbank Accounts”), provided that the aggregate maximum balance of such Commerzbank Accounts does not exceed One Million Dollars ($1,000,000) at any time; and (B) no later than seventy-five (75) days after the Initial Closing Date (or such later date as Purchaser shall determine, in its sole but reasonable discretion), all accounts held by any of PEIRL, PEUSA, PEINC, and PELTD maintained at financial institutions other that Senior Lender or Senior Lender’s Affiliates shall be (i) closed, with all proceeds in such transferred to a Collateral Account at Senior Lender or one of Senior Lender’s Affiliates; or (ii) subject to an account control agreement in favor of Purchaser and/or Senior Lender in accordance with the Intercreditor Agreement, in form and substance acceptable to Purchaser, in its reasonable discretion;

(b)           Provide Purchaser five (5) days prior-written notice before establishing any Collateral Account at or with any bank or financial institution other than Senior Lender or Senior Lender’s Affiliates.  For each Collateral Account that Borrower at any time maintains in the United States or the United Kingdom, Borrower shall cause the applicable bank or financial institution (other than Senior Lender) at or with which any such Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Purchaser’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Purchaser.  The provisions of the previous sentence shall not apply to the Standard Accounts, the Commerzbank Accounts, deposit accounts exclusively used for payroll, payroll Taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Purchaser by Borrower as such.

6.9           Financial Covenants.

Maintain at all times, to be tested and certified as of the last day of each month, unless otherwise noted, on a consolidated basis, unless otherwise noted:

 (a)           Liquidity.  Borrower shall maintain, at all times, unrestricted cash of at least Two Million and Five Hundred Thousand Dollars ($2,500,000).

 (b)           Fixed Charge Coverage Ratio.  On a quarterly basis, as of the last day of each fiscal quarter of Borrower, measured on a trailing three month basis, Borrower shall maintain a ratio of (i) Cash Basis EBITDA for such period dividedby (ii) Fixed Charges of at least 1.15:1.00.

 (c)           Leverage Ratio.  On a quarterly basis, as of the last day of each fiscal quarter of Borrower set forth in the following table, measured on a trailing twelve month basis, Borrower shall maintain a Leverage Ratio for such period of at least the minimum ratio set forth in the table below opposite such date:

Date	Leverage Ratio
For the 12 month period ending June 30, 2012, and for the 12 month period ending September 30, 2012	3.00:1.00
For the 12 month period ending December 31, 2012, and for the 12 month period ending each fiscal quarter thereafter	2.75:1.00

  (d)           Minimum Adjusted EBITDA.  As of the last day of each fiscal quarter of Borrower set forth in the following table, Borrower shall achieve Adjusted EBITDA of at least the required amount set forth in the following table for the applicable period set forth opposite thereto:

Applicable Period	Applicable Amount
For the 3 month period ending June 30, 2011	$1,400,000

For the 6 month period ending September 30, 2011	$3,500,000
For the 9 month period ending December 31, 2011	$6,100,000
For the 12 month period ending March 31, 2012	$8,700,000

6.10           Protection and Registration of Intellectual Property Rights.

  (a)           (i) Protect, defend and maintain the validity and enforceability of its Intellectual Property; (ii) promptly advise Purchaser in writing of material infringements of its Intellectual Property known to Borrower; and (iii) not allow any Intellectual Property material to Borrower’s business, taken as a whole, to be abandoned, forfeited or dedicated to the public without Purchaser’s written consent.

  (b)           If Borrower (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any Patent or the registration of any Trademark, then Borrower shall promptly provide written notice thereof to Purchaser and shall execute such intellectual property security agreements and other documents and take such other actions as Purchaser shall request in its good faith business judgment to perfect and maintain a first priority (subject only to Liens securing the Senior Debt) perfected security interest in favor of Purchaser in such property.  If Borrower decides to register any Copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Purchaser with at least fifteen (15) days prior written notice of Borrower’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Purchaser may request in its good faith business judgment to perfect and maintain a first priority (subject only to Liens securing the Senior Debt) perfected security interest in favor of Purchaser in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.  Borrower shall promptly provide to Purchaser copies of all applications that it files for Patents or for the registration of Trademarks, Copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Purchaser to perfect and maintain a first priority (subject only to Liens securing the Senior Debt) security interest in such property.

(c)           Provide written notice to Purchaser within ten (10) days of entering or becoming bound by any material Restricted License (other than over-the-counter software that is commercially available to the public).  Borrower shall take such steps as Purchaser reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any Restricted License to be deemed “Collateral” and for Purchaser to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, and (ii) Purchaser to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Purchaser’s rights and remedies under this Agreement and the other Note Documents.

6.11           Litigation Cooperation.  From the date hereof and continuing through the termination of this Agreement, make available to Purchaser, without expense to Purchaser, Borrower and its officers, employees and agents and Borrower’s Books, to the extent that Purchaser may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Purchaser with respect to any Collateral or relating to Borrower.

6.12           Creation/Acquisition of Subsidiaries.  Notwithstanding and without limiting the negative covenant contained in Section 7.3 hereof, in the event Borrower or any Subsidiary creates or acquires any Subsidiary, Borrower and such Subsidiary shall notify Purchaser not less than ten (10) Business Days prior to the creation or acquisition of such new Subsidiary and cause each such Subsidiary to, in Purchaser’s sole discretion, become a co-Borrower or Guarantor under the Note Documents and grant a continuing pledge and security interest in and to the assets of such Subsidiary (the description of such assets to be substantially the same as the Collateral described on Exhibit A hereto); and Borrower shall grant and pledge to Purchaser a perfected security interest in the stock, units or other evidence of ownership of each Subsidiary.

6.13           Further Assurances.  Execute any further instruments and take further action as Purchaser reasonably requests to perfect or continue Purchaser’s Lien in the Collateral or to effect the purposes of this Agreement and/or any of the other Note Documents.  Borrower shall deliver to Purchaser, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.

6.14           Post-Closing Requirements.

(a)           On or before June 29, 2011, Borrower (together with Intercompany Borrowers) and Senior Lender will take such steps, in Senior Lender’s reasonable discretion, to effectuate (and to cause Intercompany Borrowers to effectuate) the SVB Restructuring;

(b)           Within twenty-one (21) days of the Initial Closing Date:

(i)           with respect to PEIRL, the registration of the security interest with respect to the Secured Intercompany Note with Companies Registration Office of Ireland shall have been filed, and

(ii)           (ii) with respect to PELTD and EMEA, the registration of the security interest with respect to the Secured Intercompany Note with Companies House Registration Office in the United Kingdom shall have been filed (together, the “Required Foreign Filings”);

(c)           Within fourteen (14) days of Initial Closing Date:

(i)           Borrower shall have delivered to Purchaser duly executed signature pages to a landlord’s consent in favor of Purchaser for 8484 Westpark Drive, Suite 720, McLean, Virginia 22102 by the respective landlord thereof, together with the duly executed original signatures thereto;

(ii)           Borrower shall have delivered to Purchaser (or Senior Lender, as applicable in accordance with the Intercreditor Agreement), all certificated securities which are required to be pledged pursuant to the Pledge Agreement, together with stock powers executed in blank in favor of Purchaser;

(iii)           Borrower shall have delivered to Purchaser duly executed signature pages to the Subordination Agreement for each of the following Existing Subordinated Noteholders: (i) the Spitfire Fund, L.P., (ii) Saunwin Domestic Equities Fund, LLC, and (iii) Goldman Sachs & Co. Cust. FBO Philip H. Geier, Jr. IRA; provided that, solely with respect to the Subordination Agreements for the Spitfire Fund, L.P. and Saunwin Domestic Equities Fund, LLC, such fourteen (14) day deadline may be extended by Purchaser in its reasonable discretion.

6.15           Observer Rights.

  (a)           GTTI (and (i) EMEA, in the event EMEA commences regularly scheduled board meetings, and (ii) any of GTTI’s other Subsidiaries, to the extent any outside directors become members of such Board of Directors or similar governing body) shall allow a representative designated by Purchaser to attend in a non-voting observer capacity all meetings of the Board of Directors of GTTI (and EMEA and any of GTTI’s other Subsidiaries, if applicable) (each, a “Board Observer”); provided, however, that such party reserves the right to exclude the Board Observer from access to any material or meeting or portion thereof if  such Note Party reasonably believes upon advice of counsel that such exclusion is reasonably necessary to preserve the attorney-client privilege between such Note Party and its counsel, or if such potion of a meeting is an executive session limited solely to members of the Board of Directors and its legal counsel. Subject to the foregoing, GTTI, or EMEA or any of GTTI’s other Subsidiaries, if applicable, shall (i) give Purchaser notice of all such meetings, at the same time as furnished to its respective directors, (ii) provide to each Board Observer all notices, documents and information furnished to the directors of each entity, whether at or in anticipation of a meeting, an action by written consent or otherwise, at the same time furnished to such directors (including with respect to meetings of an executive session in which the Board Observer is or was not in attendance), (iii) notify each Board Observer and permit each such Board Observer to participate by telephone in, emergency meetings of each such Board of Directors, or (iv) provide each Board Observer copies of the minutes of all such meetings at the time such minutes are furnished to the members of the applicable Board of Directors (including with respect to meetings of an executive session in which the Board Observer was not in attendance).  Borrower shall reimburse all reasonable out-of-pocket expenses incurred by the Board Observer in connection with attending any such meetings.

 (b)           Board Observer will agree in writing, to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to the Board Observer in connection with Board Observer’s rights except to the extent in the public domain at the time of such provision, subsequently released into the public domain (through no fault of Board Observer), or otherwise required by law and any other regulatory process to which Board Observer is subject; provided that Board Observer may disclose information of a non-technical nature, including financial information, (i) to Board Observer’s partners, employees, members and affiliates, or (ii) to the extent necessary to assert any right or defend against any claim arising as a result of the transactions contemplated by this Agreement.  Notwithstanding the foregoing, except for summary financial information about any Note Party which Board Observer delivers to Board Observer’s partners, members and affiliates pursuant to Board Observer’s regular reporting practices, Board Observer will only disclose information provided to Board Observer in connection with Board Observers rights under this Agreement to those of Board Observer’s partners, members and affiliates who have been informed as to the confidential nature of such information and the terms of this Agreement.

  (c)           The rights described in this Section shall continue until (i) Purchaser holds Warrants or capital stock in an amount equal to less than 2% of the fully diluted shares of GTTI, and (ii) all Notes have been paid in full in cash.  The confidentiality provision of this Section will survive any such termination.

6.16           Senior Credit Enhancements.  If the Senior Lender receives any additional guaranty, or any other written credit enhancement after the Initial Closing Date, Borrower shall cause the same, as modified to preserve any cushions that may exist, to be simultaneously granted to Purchaser unless expressly waived by Purchaser, subject to the terms of the Intercreditor Agreement.

7           NEGATIVE COVENANTS

Borrower shall not and shall not permit any Subsidiary to do any of the following without Purchaser’s prior written consent:

7.1           Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) of Inventory in the ordinary course of business; (b) of worn out or obsolete Equipment; (c) non-exclusive licenses and similar arrangements for the use of property of Borrower and/or its Subsidiaries in the ordinary course of business; and (d) in connection with Permitted Liens and Permitted Investments.

7.2           Changes in Business, Management, Ownership, or Business Locations.  (a) Engage in or permit any of its Subsidiaries, if any, to engage in any business other than the businesses currently engaged in by Borrower and such Subsidiary, as applicable, or reasonably related thereto; (b) liquidate or dissolve; or (c) (i) have a change in both of GTTI’s Chief Executive Officer and Chief Financial Officer; or (ii) enter into any transaction or series of related transactions the result of which constitutes a Change of Control.

Borrower shall not, without at least thirty (30) days prior written notice to Purchaser: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than Twenty-Five Thousand Dollars ($25,000) in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars

($25,000) to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization.  If Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of Twenty-Five Thousand Dollars ($25,000) to a bailee, and Purchaser and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Purchaser, and such bailee shall execute and deliver a bailee agreement in form and substance satisfactory to Purchaser in its reasonable discretion.

7.3           Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock/shares or property of another Person, other than Permitted Acquisitions.  A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4           Indebtedness.  Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5           Encumbrance.  Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority (subject only to Liens securing the Senior Debt) security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Purchaser) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6           Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.8(b) hereof.

7.7           Distributions; Investments.  (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock/shares provided that (i) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof, (ii) Borrower may pay dividends solely in common stock/shares; (iii) Borrower may repurchase the stock of former employees or consultants pursuant to stock/share repurchase agreements so long as an Event of Default does not exist at the time of such repurchase and would not exist after giving effect to such repurchase, provided such repurchase does not exceed in the aggregate of One Hundred Thousand Dollars ($100,000) per fiscal year, and (iv) Borrower shall cause and direct Intercompany Borrowers to make regularly scheduled interest payments on the Secured Intercompany Note and otherwise comply therewith, in each case in accordance with the terms thereof; or (b) directly or indirectly make any Investment (including, without limitation, any additional Investment in any Subsidiary) other than Permitted Investments, or permit any of its Subsidiaries to do so.

7.8           Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for transactions that are (i) in the ordinary course of Borrower’s business, (ii) upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person and (iii) to the extent any such transaction or series of related transactions involves aggregate consideration greater than $200,000, disclosed in writing to Purchaser no later than promptly following the consummation thereof.

7.9           Subordinated Debt.  (a) Make or permit any payment on any Subordinated Debt, except under the terms of the Subordinated Debt; provided, however, that no such payment on any Subordinated Debt shall be made unless (i) at the time of any such payment and after giving effect thereto, no Default or Event of Default shall then have occurred or shall result therefrom, (ii) immediately prior to and after giving effect to such payment, Borrower shall be in pro forma compliance with the Financial Covenants set forth in Section 6.9, and (iii) Borrower has delivered to Purchaser written evidence, in reasonable form and detail, that such payment will be in compliance with all requirements of this Section 7.9 at the time of such payment, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Purchaser.

7.10           Compliance.  Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Notes for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or non-exempt Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act (or, in the case of EMEA and PELTD, with all employment legislation in force in England and Wales (including, without limitation, the Employment Rights Act 1996) or violate any other law or regulation, if the violation could reasonably be expected to have a Material Adverse Effect, or permit any of its Subsidiaries to do so; (i) fail to comply in all material respects with and (ii) fail to procure all material licenses, permits, approvals and consents required by any applicable federal, state or local law, rule or regulation (including, without limitation, rules and regulations promulgated by the Federal Communications Commission and any similar state agency) for the operation of Borrower’s business in each jurisdiction wherein it is now conducted; fail to comply with any Securities Laws; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency; conduct, deal in or engage in or permit any Affiliate or agent of Borrower within its control to conduct, deal in or engage in any of the following activities: (i) conduct any business or engage in any transaction or dealing with any person blocked pursuant to Executive Order No. 13224 (“Blocked Person”), including the making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, or (iii) engage in on conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or the USA Patriot Act.  Borrower shall deliver to Purchaser any certification or other evidence requested from time to time by Purchaser, in its sole discretion, confirming Borrower's compliance with this Section 7.10.

7.11           Subsidiary Limitations.  Cash and Cash Equivalents held by Subsidiaries (other than Intercompany Borrowers) that are not a Note Party shall not at any time exceed Two Hundred Thousand Dollars ($200,000) in the aggregate for all such Subsidiaries.

7.12           Amendments to Senior Loan Documents.  Agree to any modification to or amendment of, or consent to or obtain any waiver or forbearance with respect to, any Senior Loan Document unless expressly permitted by the terms of the Intercreditor Agreement.

7.13           Acquisition of Debt.  Purchase, redeem, prepay, tender for or otherwise acquire, directly or indirectly, any of the outstanding Notes or Senior Debt except upon the repurchase or prepayment of the Notes in accordance with the other terms of this Agreement, or the refinancing, repurchase or repayment of the Senior Debt in accordance with the Senior Loan Documents or the Intercreditor Agreement.  Borrower will promptly cancel all Notes or Senior Debt acquired by it or any of its Subsidiaries or Affiliates pursuant to any purchase, redemption, prepayment or tender for the Notes or Senior Debt pursuant to any provision of this Agreement or otherwise and no Notes or Senior Debt may be issued in substitution or exchange for any such Notes or Senior Debt.  For the avoidance of doubt, this Section 7.12 is not intended and shall not prevent Borrower from making (a) regularly scheduled payments of principal and interest pursuant to the Senior Loan Agreement, or (b) any prepayments of the Senior Debt not otherwise prohibited by this Agreement or the Intercreditor Agreement.

7.14           Antilayering.  Notwithstanding the foregoing, create or incur any Indebtedness (other than the Obligations) which is subordinated or junior in right of payment to any other Indebtedness of the Note Parties, unless such Indebtedness is also subordinated or junior in right of payment, in the same manner and to the same extent, to the Obligations.

8              EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1           Payment Default.  Borrower fails to (a) make any payment of principal or interest on any Note on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable.  During the cure period, the failure to make or pay any payment specified under clause (b) hereunder is not an Event of Default;

8.2           Covenant Default.

(a)           Borrower fails or neglects to perform any obligation in Sections 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.15 or 6.16 or violates any covenant in Section 7; or

(b)           Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any of the other Note Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrower be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrower shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Notes shall be purchased during such cure period).  Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3           Material Adverse Change.  A Material Adverse Change occurs;

8.4           Attachment; Levy; Restraint on Business.

(a)            (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Purchaser or any Purchaser Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Notes shall be purchased during any ten (10) day cure period; or

(b)           (i) any material portion of Borrower or any of its Subsidiaries’ assets are attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower or any of its Subsidiaries from conducting any material part of its business;

8.5           Insolvency.  (a) Borrower or any of its Subsidiaries are unable to pay their debts (including trade debts) as they become due or, taken as a whole, otherwise becomes insolvent; (b) Borrower or any of its Subsidiaries begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower or any of its Subsidiaries and not dismissed or stayed within thirty (30) days (but no Notes shall be purchased while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6           Other Agreements.  There is, under any agreement to which Borrower or any of its Subsidiaries are a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of the Dollar Equivalent of Two Hundred Thousand Dollars ($200,000); or (b) any default by Borrower or any of its Subsidiaries, the result of which could have a Material Adverse Effect;

8.7           Judgments.  One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least the Dollar Equivalent of Two Hundred Thousand Dollars ($200,000) shall be rendered against Borrower or any of its Subsidiaries and the same are not, within thirty (30) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Notes will be purchased prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8           Misrepresentations.  Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Note Document or in any writing delivered to Purchaser or to induce Purchaser to enter into this Agreement or any other Note Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9           Subordinated Debt.  Any default or breach occurs under any agreement between either Borrower and any creditor of such Borrower that signed a subordination agreement with Purchaser, or any creditor that has signed a subordination agreement with Purchaser breaches any terms of the subordination agreement, in each case, that is not covered within the cure periods set forth for any such breach therein, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10            Guaranty.  (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8. occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Purchaser’s Lien in the collateral provided by any Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor;

8.11           Governmental Approvals.  Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change;

8.12          Change of Control.  A Change of Control occurs; or

8.13          Cross-Default.                                Any default or event of default occurs under the Secured Intercompany Note or any Debenture.

9               PURCHASER’S RIGHTS AND REMEDIES

9.1            Rights and Remedies.  While an Event of Default occurs and continues Purchaser may, without notice or demand, do any or all of the following:

(a)           declare all Obligations immediately due and payable together with a Prepayment Premium (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Purchaser); provided that, no Prepayment Premium shall apply pursuant to this clause (a) if the only Event of Default giving rise to this clause (a) is a Change of Control as a result of a tender offer by a Person who is not an Affiliate of Borrower on the Initial Closing Date;

(b)           stop purchasing Notes under this Agreement or under any other agreement between Borrower and Purchaser;

(c)           intentionally omitted;

(d)           intentionally omitted;

(e)           settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Purchaser considers advisable, notify any Person owing Borrower money of Purchaser’s security interest in such funds, and verify the amount of such account;

(f)           make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral.  Borrower shall assemble the Collateral if Purchaser requests and make it available as Purchaser designates.  Purchaser may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Purchaser a license to enter and occupy any of its premises, without charge, to exercise any of Purchaser’s rights or remedies;

(g)           apply to the Obligations any (i) balances and deposits of Borrower it holds, or (ii) any amount held by Purchaser owing to or for the credit or the account of Borrower;

(h)           ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral.  Purchaser is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Purchaser’s exercise of its rights under this Section, Borrower’s rights under all licenses and all franchise agreements inure to Purchaser’s benefit;

(i)           place a “hold” on any account maintained with Purchaser and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j)           demand and receive possession of Borrower’s Books;

(k)           exercise all rights and remedies available to Purchaser under the Note Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof); and

(l)           enforce each Debenture in accordance with its terms.

9.2           Power of Attorney.  Borrower hereby irrevocably appoints Purchaser as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to:  (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Purchaser determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Purchaser or a third party as the Code permits.  Borrower hereby appoints Purchaser as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Purchaser’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Purchaser is under no further obligation to purchase Notes hereunder and do all acts and things necessary or expedient, as determined solely and exclusively by Purchaser, to protect or preserve, Purchaser’s rights and remedies under the Note Documents, as directed by Purchaser.  Purchaser’s foregoing appointment as Borrower’s attorney in fact, and all of Purchaser’s rights and powers, being coupled with an interest, are irrevocable until all Obligations have been fully repaid and performed.

9.3           Protective Payments.  If Borrower fails to obtain the insurance called for by Section 6.7 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Note Document, Purchaser may obtain such insurance or make such payment, and all amounts so paid by Purchaser are Purchaser Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral.  Purchaser will make reasonable efforts to provide Borrower with notice of Purchaser obtaining such insurance at the time it is obtained or within a reasonable time thereafter.  No payments by Purchaser are deemed an agreement to make similar payments in the future or Purchaser’s waiver of any Event of Default.

9.4           Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Purchaser may apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Purchaser Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Purchaser in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges, in such order as Purchaser shall determine in its sole discretion.  Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Purchaser for any deficiency.  If an Event of Default has occurred and is continuing, Purchaser may apply any funds in its possession, whether from Borrower account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Purchaser shall determine in its sole discretion.  Any surplus shall be paid to Borrower or to other Persons legally entitled thereto; Borrower shall remain liable to Purchaser for any deficiency.  If Purchaser, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Purchaser shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Purchaser of cash therefor.

9.5           Purchaser’s Liability for Collateral. So long as Purchaser complies with reasonable practices regarding the safekeeping of the Collateral in the possession or under the control of Purchaser, Purchaser shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person.  Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6           No Waiver; Remedies Cumulative.  Purchaser’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Note Document shall not waive, affect, or diminish any right of Purchaser thereafter to demand strict performance and compliance herewith or therewith.  No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given.  Purchaser’s rights and remedies under this Agreement and the other Note Documents are cumulative.  Purchaser has all rights and remedies provided under the Code, by law, or in equity.  Purchaser’s exercise of one right or remedy is not an election and shall not preclude Purchaser from exercising any other right or remedy under this Agreement or any other Note Document or other right or remedy available at law or in equity, and Purchaser’s waiver of any Event of Default is not a continuing waiver.  Purchaser’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7           Demand Waiver.  Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Purchaser on which Borrower is liable.

10             NOTICES

All notices, consents, requests, approvals, demands, or other communication (collectively, “Communication”), (other than any notice, demand or other communication under the Debentures), by any party to this Agreement or any other Note Document must be in writing and be delivered or sent by facsimile at the addresses or facsimile numbers listed below.  Purchaser or Borrower may change its notice address by giving the other party written notice thereof.  Each such Communication shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by facsimile transmission (with such facsimile promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10); (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated below.  Requests for Subsequent Takedowns must be in writing and may be in the form of electronic mail, delivered to Purchaser by Borrower at the e-mail address of Purchaser provided below and shall be deemed to have been validly served, given, or delivered when sent (with such electronic mail promptly confirmed by delivery of a copy by personal delivery or United States mail as otherwise provided in this Section 10).  Purchaser or Borrower may change its address, facsimile number, or electronic mail address by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:   c/o Global Telecom and Technology, Inc.
         8484 Westpark Drive, Suite 720
         McLean, Virginia 22102
                                     Attn:  Mr. Eric Swank
                                     Fax:  (703) 442-5595
                                     Email: eric.swank@gt-t.net

with a copy to:       Kelley Drye & Warren, LLP
                             Washington Harbour, Suite 400
                                     3050 K Street NW
                                     Washington, D.C. 20007
                                     Attn: Brad Mutschelknaus, Esquire

                                     Fax: (202) 342-8451
                                     Email: bmutschelknaus@kelleydrye.com

If to Purchaser:          BIA Digital Partners SBIC II LP
                                     15120 Enterprise Court
                                     Chantilly, VA 20151
                                     Attn: Mr. Lloyd Sams
                                     Fax:  (703) 227-9645
                                     Email:  lsams@bia.com

with a copy to:           Proskauer Rose LLP
                                     One International Place
                                     Boston, Massachusetts 02110
                                     Attn:  Steven Ellis, Esquire
                                     Fax: (617) 526-9899
                                     Email: sellis@proskauer.com

11              CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

  New York law governs the Note Documents regard to principles of conflicts of law.  Borrower and Purchaser each submit to the exclusive jurisdiction of the State and Federal courts in the County of New York, State of New York; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Purchaser from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Purchaser.  Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court.  NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH HEREINABOVE, PURCHASER SHALL SPECIFICALLY HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION WHICH PURCHASER DEEMS NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR TO OTHERWISE ENFORCE PURCHASER’S RIGHTS AGAINST BORROWER OR ITS PROPERTY.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND PURCHASER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE NOTE DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT.  EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

12              GENERAL PROVISIONS

12.1           Termination.  Upon payment in full of the Obligations (other than inchoate liabilities), Purchaser shall release its liens and security interests in the Collateral and all rights therein shall revert to Borrower.

12.2           Successors and Assigns.  This Agreement binds and is for the benefit of the successors and permitted assigns of each party.  Borrower may not assign this Agreement or any rights, benefits or obligations under it or under any of the other Note Documents without Purchaser’s prior written consent (which may be granted or withheld in Purchaser’s discretion).  Purchaser has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Purchaser’s obligations, rights, and benefits under this Agreement and the other Note Documents (each, a “Note Transfer”); provided that, in absence of a Default or Event of Default by Borrower, any such Note Transfer shall require prior written consent of Borrower, not to be unreasonably withhold, delayed or conditioned.  Notwithstanding the foregoing, no purchaser, transferee, assignee, holder, or participant of, or in, any part of, or any interest in, any of the obligations, rights, or benefits under this Agreement and the other Note Documents shall be entitled to the benefits of Section 2.6 or Section 2.7 unless it has complied with Purchaser’s obligations under those sections and Section 2.9.

12.3           Indemnification.  Borrower agrees to indemnify, defend and hold Purchaser and its directors, officers, employees, agents, or attorneys (each, an “Indemnified Person”) harmless against:  (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Note Documents; and (b) all losses or expenses (including Purchaser Expenses)  incurred, or paid by such Indemnified Person as a result of, following from, consequential to transactions between Purchaser and Borrower contemplated by the Note Documents (including reasonable attorneys’ fees and expenses), except for Claims and/or losses caused by such Indemnified Person’s gross negligence or willful misconduct.

12.4           Time of Essence.  Time is of the essence for the performance of all Obligations in this Agreement.

12.5           Correction of Note Documents.  Purchaser may correct patent errors and fill in any blanks in the Note Documents consistent with the agreement of the parties so long as Purchaser provides Borrower with written notice of such correction and allows Borrower at least ten (10) days to object to such correction.  In the event of such objection, such correction shall not be made except by an amendment signed by both Purchaser and Borrower.

12.6           Severability of Provisions.  Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.7           Amendments in Writing; Waiver; Integration.  No purported amendment or modification of any Note Document, or waiver, discharge or termination of any obligation under any Note Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought.  Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Note Document.  Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver.  The Note Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements.  All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Note Documents merge into the Note Documents.

12.8           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.9           Survival.  All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied.  The obligation of Borrower in Section 12.3 to indemnify Purchaser shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.10           Confidentiality.  In handling any confidential information, Purchaser shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Purchaser’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Purchaser, collectively, “Purchaser Entities”) in connection with their business with Borrower; (b) to prospective transferees or purchasers of any Notes or commitments to purchase Notes (provided, however, Purchaser shall use commercially reasonable efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Purchaser’s regulators or as otherwise required in connection with Purchaser’s examination or audit; (e) as Purchaser considers appropriate in exercising remedies under the Note Documents; and (f) to third-party service providers of Purchaser so long as such service providers have executed a confidentiality agreement with Purchaser with terms no less restrictive than those contained herein.  Confidential information does not include information that is either: (i) in the public domain or in Purchaser’s possession when disclosed to Purchaser, or becomes part of the public domain after disclosure to Purchaser other than as a result of a breach by Purchaser or its Affiliates of their confidentiality obligations hereunder; or (ii) disclosed to Purchaser by a third party if Purchaser does not know that the third party is prohibited from disclosing the information.

Purchaser Entities may use the confidential information for reporting purposes and the development and distribution of databases and market analyses so long as such confidential information is aggregated and anonymized prior to distribution, unless otherwise expressly permitted by Borrower.  The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.11           Attorneys’ Fees, Costs and Expenses.  In any action or proceeding between Borrower and Purchaser arising out of or relating to the Note Documents, Purchaser shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.12           Right of Set Off.   Borrower hereby grants to Purchaser, a lien, security interest and right of set off as security for all Obligations to Purchaser, whether now existing or hereafter arising upon and against all deposits, credits, collateral and property, now or hereafter in the possession, custody, safekeeping or control of Purchaser or any entity under the control of Purchaser (including a Purchaser subsidiary) or in transit to any of them.  At any time after the occurrence and during the continuance of an Event of Default, without demand or notice, Purchaser may set off the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other collateral securing the Obligations.  ANY AND ALL RIGHTS TO REQUIRE PURCHASER TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL WHICH SECURES THE OBLIGATIONS, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

12.13           Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Note Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.14           Captions.  The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.15           Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement.  In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.16           Relationship.  The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement.  The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.17           Third Parties.  Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any Persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any Person not an express party to this Agreement; or (c) give any Person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

12.18           Borrower Liability.  Each Borrower hereby appoints the other as agent for the other for all purposes hereunder, including with respect to the purchase of Notes hereunder.  Each Borrower hereunder shall be jointly and severally obligated to repay all Notes purchased hereunder, regardless of which Borrower actually receives proceeds of said Notes, as if each Borrower hereunder directly received proceeds of all Notes.  Each Borrower waives (a) any suretyship defenses available to it under the Code or any other applicable law, and (b) any right to require Purchaser to: (i) proceed against any Borrower or any other person; (ii) proceed against or exhaust any security; or (iii) pursue any other remedy.  Purchaser may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any other Borrower’s liability.  Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of Purchaser under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, for any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Obligations as a result of any payment made by Borrower with respect to the Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for Purchaser and such payment shall be promptly delivered to Purchaser for application to the Obligations, whether matured or unmatured.

12.19         Intercreditor; Subordination.

   (a)           Anything herein to the contrary notwithstanding, the liens and security interests securing the Obligations, the exercise of any right or remedy with respect hereto, and certain of the rights of Purchaser hereof are subject to the provisions of the Intercreditor Agreement.  In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control;

   (b)           Notwithstanding anything herein to the contrary, it is the understanding of the parties that the Liens with respect to the Collateral granted pursuant to this Agreement and the other Note Documents shall, prior to the Discharge of Senior Priority Obligations (as defined in the Intercreditor Agreement), be junior and subordinate (pursuant to the terms of the Intercreditor Agreement) in all respects to all Liens with respect to the Collateral securing any Senior Debt.

13              DEFINITIONS

13.1           Definitions.  As used in the Note Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative.  As used in this Agreement, the following capitalized terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Acquisition” is (a) the purchase or other acquisition by Borrower of all or substantially all of the assets of any other Person, or (b) the purchase or other acquisition (whether by means of merger, consolidation, or otherwise) by Borrower of all or substantially all of the stock or other equity interest of any other Person.

“Acquisition Agreement” is that certain Agreement for the sale and purchase of the entire issued share capital of and loan notes in PacketExchange (Ireland) Limited, by and among Esprit Capital I Fund No.1 LP, Esprit Capital I Fund No.2 LP and others, as “Sellers” and GTT-EMEA, Limited, as “Buyer”, dated on or about June 6, 2011.

“Adjusted EBITDA” is the sum of (i) EBITDA, plus, (ii) to the extent deducted from the calculation of Net Income and not otherwise added back to the calculation of EBITDA, any non-cash compensation paid to officers or directors of Borrower or any of its Subsidiaries, plus (iii) additional one-time adjustments acceptable to Purchaser, including transaction costs and expenses arising in connection with this Agreement, the Senior Debt or the Packet Exchange Acquisition, and the consummation of the transactions contemplated by each thereof.

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“Applicable Laws” are all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all Borrower’s books and records including ledgers, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors or other appropriate body and delivered by such Person to Purchaser approving the Note Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate executed by its secretary on behalf of such Person certifying that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Note Documents to which it is a party, (b) that attached as Exhibit A to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Note Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Note Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), and (d) that Purchaser may conclusively rely on such certificate unless and until such Person shall have delivered to Purchaser a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the State of New York.

“Capital Expenditures” means, with respect to any Person for any period, the sum of (a) the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed, plus (b) to the extent not covered by clause (a), the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or capitalized assets or the capital stock of any other Person.

“Cash Basis EBITDA” is, for any period of measurement, Adjusted EBITDA minus (a) unfinanced Capital Expenditures; minus (b) Taxes actually paid in cash and minus (c) other cash distributions approved by Purchaser, in its reasonable discretion, on a case-by-case basis, including any non-recurring cash expenses related to the Packet Exchange Acquisition.

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (c) Purchaser’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.

“Cash Interest Portion” is defined in Section 2.3(a).

“Change of Control” is when:

(i)           any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of (i) 40% or more of the equity interests of GTTI entitled to vote for members of the board of directors or equivalent governing body on a fully-diluted basis (and taking into account all such equity interests that such “person” or “group” has the right to acquire pursuant to any option right);

(ii)            a majority of the members of the board or directors of GTTI do not constitute Continuing Directors; or

(iii)           any Note Party fails at any time to own, directly or indirectly, 100% of the equity interests of each Subsidiary thereof (if any) free and clear of all Liens (other than the Liens in favor of the Senior Lender or Purchaser hereunder), except where such failure is as a result of a transaction permitted by this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank or International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted or issued.

“Charter” means the Second Amended and Restated Certificate of Incorporation of GTTI, dated as of October 16, 2006, as the same may be amended, modified, restated, or supplemented from time to time in accordance with its terms and with this Agreement.

“Claims” is defined in Section 12.3.

“Closing Date” is defined in Section 3.2.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided, that, to the extent that the Code is used to define any term herein or in any Note Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Purchaser’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A and for the purposes of this Agreement. The term “Collateral” shall also include the Secured Intercompany Note.  Notwithstanding any other provision of this Agreement to the contrary, Collateral shall not include, and no security interest shall be granted in, more than 65% of the equity interests in any direct or indirect foreign subsidiary of any Borrower.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commitment Amount” is defined in Section 2.1.5(a).

“Commitment Fee” is defined in Section 2.4(b).

“Commitment Termination Date” is August 31, 2011, which date may be extended to December 31, 2011 at the sole option of Purchaser.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Communication” is defined in Section 10.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit B.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case directly or indirectly guaranteed, endorsed, co made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business.  The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuing Director” is (a) any member of the board of directors of GTTI who was a director on the Initial Closing Date, and (b) any individual who becomes a member of the Board of Directors after the Initial Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the board of directors in office at the Initial Closing Date in an actual or threatened election contest relating to the election of the directors of GTTI and whose initial assumption of office resulted from such contest or the settlement thereof.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Purchaser pursuant to which Purchaser obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Debentures” means the debentures securing the Secured Intercompany Note, between Borrower and Intercompany Borrowers, dated as of the date hereof, as may be amended, restated, or otherwise modified in accordance with the terms hereof and thereof.

“Default” means any event which with notice or passage of time or both, would constitute an Event of Default.

“Default Rate” is defined in Section 2.3(b).

“Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Purchaser at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” means a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EBITDA” shall mean, for any period of measurement, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (f) non-cash stock compensation expense, plus (g) at Purchaser’s discretion, other non-cash one-time charges reasonably acceptable to and approved by Purchaser, on a case-by-case basis.

“EMEA” is GTT-EMEA, LTD., a private limited liability company incorporated and registered in England and Wales with registration number 03580993 and whose registered office is located at 35 Vine Street, London EC3N 2AA.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“Equity Documents” means the Warrant and the Charter.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Excluded Taxes” are, with respect to Purchaser (a) Taxes imposed on or measured by its overall net income (however denominated), and franchise Taxes imposed on it (in lieu of net income Taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which it is organized or in which its principal office is located or in which its applicable lending office does business, (b) any branch profits Taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which it is located, (c) in the case of any Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or designates a new lending office, (d) any Taxes imposed or any “withholding payment” payable to a recipient as a result of the failure of such recipient to satisfy the applicable requirements set forth in FATCA, (e) in the case of any U.S. Lender, any withholding tax that is properly withheld on amounts payable made to such U.S. Lender by a foreign Borrower at the time such U.S. Lender becomes a party to this Agreement or designates a new lending office, and (f) any U.S. federal backup withholding Taxes imposed as a result of payments under this Agreement (other than any backup withholding Taxes imposed as the result of a change in law after the date Purchaser or other Lender becomes a party to this Agreement).

“Existing Subordinated Noteholders” are Richard D. Calder, Eric A. Swank, Universal Telecommunications, Inc., Hackman Family Trust, Howard E. Janzen, the Spitfire Fund, L.P., Theodore B. Smith, III, Saunwin Domestic Equities Fund, LLC, and Goldman Sachs & Co. Cust. FBO Philip H. Geier, Jr. IRA.

“Event of Default” is defined in Section 8.

“FATCA” means Sections 1471 through 1474, inclusive, of the IRC, and any current or future regulations thereunder or official interpretations thereof.

“First Anniversary” is the date that is 365 days after the Initial Closing Date.

“Fixed Charges” are, for any period of measurement, the sum of Borrower’s (a) cash interest payments made on all Indebtedness, plus (b) any regularly scheduled principal payments on outstanding Indebtedness (including, without limitation, principal amortization and prepayments of the Term Loan (as defined in the Senior Credit Agreement) but excluding payments of principal on the Revolving Line that do not result in a permanent reduction of the Revolving Line), plus (c) principal amortization of and interest payments on capitalized leases.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Lender” means each Lender that is not a U.S. Lender.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fourth Anniversary” is the date that is 365 days after the Third Anniversary

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other Tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, Taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“GTTA” is defined in the preamble.

“GTTI” is defined in the preamble.

“Guarantors” are any present or future guarantor of the Obligations, including, without limitation, GTT Global Telecom Government Services, LLC and TEK Channel Consulting, LLC.

“Guarantees” are the Guarantees of even date executed by the Guarantors in favor of Purchaser and any additional guaranty which may previously have been entered into or which may be executed after the date of this Agreement with respect to the Obligations hereunder.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.3.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Initial Closing Date” is June 6, 2011.

“Initial Takedown” is defined in Section 2.1.5(b)(i).

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code or the UK Insolvency Act 1986, or under any other bankruptcy or insolvency law in any jurisdiction, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all of Borrower’s right, title, and interest in and to the following:

(a)           its Copyrights, Trademarks and Patents;

(b)           any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals;

(c)           any and all source code;

(d)           any and all design rights which may be available to a Borrower;

(e)           any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and

(f)           all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intercompany Borrowers” are EMEA, PEIRL and PELTD, in their capacity as borrowers under the Secured Intercompany Note.

“Intercreditor Agreement” is that certain Intercreditor Agreement, dated as of the Initial Closing Date, by and among the Senior Lender and Purchaser and acknowledged by Borrower, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Notes and other Indebtedness of Borrower and its Subsidiaries, if any, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” is defined in Section 2.3(f).

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“IP Agreement” is any Trademark Security Agreement executed and delivered by US Borrower or any Guarantor to Purchaser, including, without limitation, each Trademark Security Agreement delivered by each US Borrower and each Guarantor on the Initial Closing Date.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Lender” means Purchaser or any assignee, transferee, or holder of, or participant in, any of Purchaser’s rights under this Agreement.

“Leverage Ratio” is, for any period of measurement, the sum of Borrower’s Indebtedness divided by Adjusted EBITDA.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Purchaser’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the prospect of repayment of any portion of the Obligations.

“Maturity Date” is June 6, 2016.

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries, if any,  for any period as at any date of determination, the net profit (or loss), exclusive of any extraordinary gains, after provision for Taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Note” or “Notes” are promissory note to be executed by Borrower in favor of Purchaser in the form of Exhibit C appropriately completed, which shall be in the amount purchased by Purchaser at each respective Takedown.

“Note Documents” are, collectively, this Agreement, the Equity Documents, the Intercreditor Agreement, each Debenture, each Guaranty, each Security Agreement, the Perfection Certificate, the IP Agreement, the Notes, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Purchaser in connection with this Agreement, all as amended, restated, or otherwise modified.

“Note Party” or “Note Parties” are Borrower and each Guarantor.

“Obligations” are Borrower’s obligation to pay when due any debts, principal, interest, Purchaser Expenses and other amounts Borrower owes Purchaser now or later, whether under this Agreement, the Note Documents, or otherwise, including, without limitation, all obligations relating to performance of Borrower’s duties under the Note Documents.

“Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Initial Closing Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise or property Taxes, changes or similar levies arising from any payment made hereunder or under any other Note Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Note Document.

“Packet Exchange Acquisition” means the acquisition of stock indentified in the Acquisition Agreement.

“Packet Exchange Subordinated Noteholder” means Zero Assets Holding Co., Inc.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers and other items of payment received by Purchaser (including proceeds of Accounts and payment of all the Obligations in full) for credit to outstanding Notes or, if the balance of the Notes has been reduced to zero, for credit to its Deposit Accounts.

“Perfection Certificate” is defined in Section 5.1.

“Performance Pricing Period” is, provided no Event of Default has occurred and is continuing, the period (i) commencing on the first (1st) day of the month following the Subject Month in which Borrower reports, for such Subject Month that Borrower has maintained its Leverage Ratio (as calculated on a trailing twelve month basis) in an amount equal to or less than 2.00:1.00, as confirmed by Purchaser, in good faith (the “Performance Pricing Threshold”); and (ii) terminating on the earlier to occur of (A) the occurrence of a Default or an Event of Default; and (B) the first (1st) day of the month following the Subject Month in which Borrower fails to maintain the Performance Pricing Threshold, as determined by Purchaser, in its reasonable discretion.  Upon the termination of a Performance Pricing Period, Borrower must maintain the Performance Pricing Threshold each consecutive day for a complete Subject Month Ratio (as calculated on a trailing twelve month basis), as determined by Purchaser, in good faith, prior to entering into a subsequent Performance Pricing Period.  Borrower shall give Purchaser prior-written notice of Borrower’s intention to enter into any such Performance Pricing Period.

“PEIRL” is PACKETEXCHANGE (IRELAND) LTD., a company incorporated and existing under the laws of Ireland with registered number 372202 and whose registered address is at 24-26 City Quay, Dublin 2 Ireland.

“PELTD” is PACKETEXCHANGE (EUROPE) LTD., a company incorporated and registered under the laws of England and Wales with registration number 05164474 and whose registered office is located at Fourth Floor, 2 – 4 Great Eastern Street, London EC2A 3NT changing to 35 Vine Street, London EC3N 2AA.

“Permitted Acquisition” is, after the Initial Closing Date, any Acquisition disclosed to Purchaser and agreed to by Purchaser, provided that each of the following shall be applicable to any such Acquisition:

(a)           no Default or Event of Default shall have occurred and be continuing or would result from the consummation of the proposed Acquisition;

(b)           the entity or assets acquired in such Acquisition are in the same or similar line of Business as Borrower is in as of the date hereof;

(c)           the pro forma organizational structure of Borrower and its Subsidiaries shall be reasonably satisfactory to Purchaser;

(d)           Borrower shall have provided Purchaser evidence and reasonably detailed calculations satisfactory to Purchaser, in its sole discretion, that, after giving effect to such Acquisition, the net effect of such Acquisition shall be EBITDA accretive to Borrower on a pro forma basis for the 12 month period ended one year after the proposed date of consummation of such proposed Acquisition;

(e)           Borrower shall remain a surviving entity after giving effect to such Acquisition; if, as a result of such Acquisition, a new Subsidiary of Borrower is formed or acquired, Borrower shall cause such new Subsidiary to comply with the requirements of Section 6.12;

(f)           Borrower shall provide Purchaser with: (i) written notice of the proposed Acquisition at least ten (10) Business Days prior to the anticipated closing date of the proposed Acquisition, (ii) drafts of the acquisition agreement and all other material documents relative to the proposed Acquisition at least five (5) Business Days prior to the anticipated closing date of the proposed Acquisition, and (iii) fully executed copies of the acquisition agreement and all other material documents relative to the proposed Acquisition promptly after the closing date of the proposed Acquisition;

(g)           the total cash payable and liabilities assumed by Borrower (either directly or indirectly) for all such Acquisitions may not exceed Three Million Dollars ($3,000,000) in the aggregate per annum;

(h)           after giving effect to such acquisition, the Note Parties shall be in pro forma compliance with the Financial Covenants set forth in Section 6.9; and

(i)           the entity or assets acquired in such Acquisition shall not be subject to any Lien other than the first-priority Liens granted in favor of Purchaser and Permitted Liens, including, without limitation, purchase money Liens existing on Equipment when acquired, so long as the Lien is confined to the property and improvements and the proceeds of the Equipment.

 “Permitted Indebtedness” is:

(a)           Borrower’s Indebtedness to Purchaser under this Agreement and the other Note Documents;

(b)           Indebtedness existing on the Initial Closing Date and shown on the Perfection Certificate;

(c)           Subordinated Debt, if any;

(d)           (i) unsecured Indebtedness (i) of any Note Party owed to any other Note Party; and (ii) of Subsidiaries that are not a Note Party owed to any Note Party in an aggregate amount for all such Indebtedness, together with Investments permitted in connection with clause (h) of the definition of “Permitted Investments”, not to exceed Five Hundred Thousand Dollars ($500,000) in any fiscal year and only so long as such Indebtedness is evidenced by a promissory note pledged to Purchaser or Senior Lender, as applicable in accordance with the Intercreditor Agreement;

(e)           unsecured Indebtedness to trade debtors incurred in the ordinary business, in a manner consistent with past practices;

(f)           Indebtedness secured by Permitted Liens;

(g)           Senior Debt;

(h)           any refinancing of the Senior Debt, in an amount equal to the greater of (i) the Senior Debt Cap (as defined in the Intercreditor Agreement as of the Initial Closing Date) and (ii) and the amount equal to the Company’s most recently reported quarterly annualized Adjusted EBITDA multiplied by 1.75 (such amount, the “Senior Debt Basket”), and otherwise subject to the Intercreditor Agreement (or, with respect to any replacement of the Senior Debt, on intercreditor terms that are no less favorable to Purchaser than those that exist in the Intercreditor Agreement as in effect on the Initial Closing Date);

(i)           secured intercompany indebtedness evidenced by the Secured Intercompany Note and secured by the Debentures; and

(j)           extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness (a) through (i) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiary, as the case may be.

“Permitted Investments” are:

(a)           Investments shown on the Perfection Certificate and existing on the Initial Closing Date;

(b)           Cash Equivalents;

(c)           Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d)           Cash Investments (i) by Borrower in Subsidiaries that are Guarantors which have executed a Security Agreement; (ii) by Borrower in Subsidiaries that are not Guarantors, not to exceed an aggregate amount of Five Hundred Thousand Dollars ($500,000) per annum and (iii) by Subsidiaries in other Subsidiaries that are not Guarantors, not to exceed an aggregate amount per annum of Five Hundred Thousand Dollars ($500,000); provided that no Default or Event of Default shall exist at the time of such Investment or result therefrom.

(e)           Investments by EMEA in Global Telecom & Technology Deutschland GmbH in an aggregate amount not to exceed One Million Dollars ($1,000,000) per annum;

(f)           Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s board of directors; and

(g)           Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business; and

(h)           Cash Investments (i) by any Note Party in any other Note Party; (ii) other than the Secured Intercompany Note, by any Note Party in any Subsidiary that is not a Note Party, in an aggregate amount for all such Investments in such Subsidiaries, together with Indebtedness permitted in connection with clause (d) of the definition of “Permitted Indebtedness”, not to exceed Two Hundred Thousand Dollars ($200,000) in any fiscal year, (iii) by Subsidiaries that are not a Note Party in Guarantors or in Borrower, and (iv) in the Intercompany Borrowers in connection with the Secured Intercompany Note.

“Permitted Liens” are:

(a)           Liens existing on the Initial Closing Date and shown on the Perfection Certificate or arising under this Agreement and the other Note Documents, including related to the Senior Debt;

(b)           Liens for Taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder or any other Applicable Law;

(c)           purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than One Million Five Hundred Thousand Dollars ($1,500,000) in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)           Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase;

(e)           leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or Intellectual Property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Purchaser a security interest;

(f)           Liens in favor of other financial institutions arising in connection with Borrower’s deposit and/or securities accounts held at such institutions, provided that Purchaser has a perfected security interest in the amounts held in such deposit and/or securities accounts; and

(g)           Liens arising from (i) Permitted Indebtedness, including the Senior Debt and the Secured Intercompany Note, and (ii) orders, judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 8.4 or 8.7.

“Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.

“Pledge Agreement” is that certain Pledge Agreement, dated as of the Initial Closing Date, by and between Borrower and Purchaser.

“PIK Interest” is defined in Section 2.3(a).

“Prepayment Premium” is with respect to any prepayment pursuant to Section 2.1.5(d) or remittance of proceeds pursuant to Sections 6.4 or Section 6.7, whether before or after an Event of Default, (i) four percent (4%) of the amount prepaid if such prepayment occurs at any time after the Initial Closing Date but on or before the First Anniversary; (ii) three percent (3%) of the amount prepaid if such prepayment occurs at any time after First Anniversary but on or before the Second Anniversary; (iii) two percent (2%) of the amount prepaid if such prepayment occurs at any time after the Second Anniversary but on or before the Third Anniversary; (iv) one percent (1%) of the amount prepaid if such prepayment occurs at any time after the Third Anniversary but on or before the Fourth Anniversary; and (v) zero percent (0%) of the amount prepaid if such prepayment is made at any time thereafter.

“Processing Fee” is defined in Section 2.4(a).

“Purchaser” is defined in the preamble hereof, and shall include any Lender..

“Purchaser Entities” is defined in Section 12.10.

“Purchaser Expenses” are all audit fees and expenses, and reasonable costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Note Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings).

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with Purchaser’s right to sell any Collateral.

“Revolving Line” is as defined in the Senior Credit Agreement as in effect on the date hereof.

“Second Anniversary” is the date that is 365 days after the First Anniversary.

“Secured Intercompany Note” is that certain Secured Intercompany Note, with an original principal amount equal to $7,500,000.00, dated as of the Initial Closing Date, by and between Borrower, as holder thereunder, and the Intercompany Borrowers, collectively, jointly and severally, as borrowers thereunder, as the same may be amended, restated, or otherwise modified from time to time with written consent of Purchaser.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, and Sarbanes-Oxley, each as amended.

“Security Agreement” is any Security Agreement executed and delivered by any Guarantor to Purchaser, including, without limitation, each Security Agreement delivered by each Guarantor on the Initial Closing Date.

“Senior Debt” is “Senior Priority Obligations” as such term is defined in the Intercreditor Agreement as in effect on the date hereof.

“Senior Lender” is “Senior Creditor” as such term is defined in the Intercreditor Agreement.

“Senior Loan Agreement” is “Senior Credit Agreement” as such term is defined in the Intercreditor Agreement.

“Senior Loan Documents” is as defined in the Intercreditor Agreement.

“Subject Month” is the latest calendar month for which Borrower has timely delivered the reports and schedules required pursuant to Section 6.2(a) hereof.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s now or hereafter indebtedness to Purchaser (pursuant to a subordination, intercreditor, or other similar agreement in form and substance reasonably satisfactory to Purchaser entered into between Purchaser and the other creditor), on terms reasonably acceptable to Purchaser.

“Subsequent Takedown” is defined in Section 2.1.5(b)(ii).

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower or Guarantor.

“SVB Restructuring” is the restructuring of the obligations of Borrower (as defined in the Senior Loan Agreement) to Senior Lender under the Senior Credit Agreement into two separate, stand-alone credit facilities, subject in each case, without limitation, to adequate internal credit decisions and approval by Senior Lender, in its sole discretion.

“Takedown” is defined in Section 2.1.5(b)(ii).

“Tax” or “Taxes” means all present or future Taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Anniversary” is the date that is 365 days after the Second Anniversary.

“Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transfer” is defined in Section 7.1.

“US Borrower” is, singly and collectively, jointly and severally, each Borrower other than EMEA, PEIRL, and PELTD.

“U.S. Lender” means any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the IRC.

“Warrant” means that certain Common Stock Warrant, dated as of the Initial Closing Date, by and between GTTI and Purchaser, as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms.  For avoidance of doubt, “Warrant” shall include, if applicable, any Put Note (as defined in the Warrant) executed in connection therewith.

“WBS” is defined in the preamble.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Initial Closing Date.

BORROWER:

GLOBAL TELECOM & TECHNOLOGY, INC.		GLOBAL TELECOM & TECHNOLOGY AMERICAS, INC.
By:	/s/ Eric A. Swank	By:	/s/ Eric A. Swank
Name:	Eric A. Swank	Name:	Eric A. Swank
Title:	Chief Financial Officer	Title:	Chief Financial Officer

PACKETEXCHANGE, INC.		WBS CONNECT, LLC
By:	/s/ Eric A. Swank	By:	/s/ Eric A. Swank
Name:	Eric A. Swank	Name:	Eric A. Swank
Title:	Chief Financial Officer	Title:	CFO of Managing Member

PACKETEXCHANGE (USA), INC.
By:	/s/ Eric A. Swank
Name:	Eric A. Swank
Title:	Chief Financial Officer

Note Purchase Agreement

PURCHASER:

BIA DIGITAL PARTNERS SBIC II LP By: BIA Digital Partners II LLC Its: General Partner
By:	/s/ Lloyd Sams
Name:	Lloyd Sams
Title:	Managing Principal

Note Purchase Agreement

Schedule 2.1.5

Commitments

Purchaser	Commitment to purchase Notes at the Initial Takedown	Commitment to purchase Notes at Subsequent Takedowns	Total Commitment
BIA DIGITAL PARTNERS SBIC II LP	$7,500,000.00	$5,000,000.00	$12,500,000.00

Purchase Price of Note Purchased at Initial Takedown

Purchaser	Principal Amount	Purchase Price
BIA DIGITAL PARTNERS SBIC II LP	$7,500,000.00	$7,122,339.00

EXHIBIT A – COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right, title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

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EXHIBIT B

COMPLIANCE CERTIFICATE

TO:	BIA DIGITAL PARTNERS	Date:
FROM:	GLOBAL TELECOM & TECHNOLOGY, INC. et al.

The undersigned authorized officer of Global Telecom and Technology, Inc. ( a “Borrower”) certifies that under the terms and conditions of the Note Purchase Agreement between Borrower and Purchaser (the “Agreement”), (1) Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) each Borrower, and each of its respective Subsidiaries, has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state, national and local Taxes, assessments, deposits and contributions owed by Borrower except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against any Borrower or any of its respective Subsidiaries, if any, relating to unpaid employee payroll or benefits of which any Borrower has not previously provided written notification to Purchaser.  Attached are the required documents supporting the certification.  The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes.  The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered.  Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No
Annual financial statement (CPA Audited) + CC	FYE within150 days	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No
Projections	FYE within 45 days and as amended or updated	Yes No

The following Intellectual Property was registered and/or the following Governmental Approvals were obtained after the Initial Closing Date (if no registrations or approvals, state “None”)
  ____________________________________________________________________________

Financial Covenant	Required	Actual	Complies

Maintain as indicated:
Minimum Liquidity (certified monthly)	$2,500,000	$_______	Yes No
Minimum Fixed Charge Coverage Ratio (tested quarterly, on a T3M basis)	1.15:1.00	_____:1.0	Yes No
Leverage Ratio (certified quarterly beginning with quarter ending June 30, 2012)	See Note Purchase Agreement	_____:1.0	Yes No
Minimum Adjusted EBITDA	See Note Purchase Agreement		Yes No

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The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

GLOBAL TELECOM & TECHNOLOGY, INC. et al.
By:
Name:
Title:

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Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Note Purchase Agreement, the terms of the Note Purchase Agreement shall govern.

Dated:           ____________________

I.           Liquidity (Section 6.9(a))

Required:                      Maintain unrestricted cash of at least Two Million Five Hundred Thousand Dollars ($2,500,000).

Actual:

A.	Aggregate value of the unrestricted cash of Borrower	$_________

Is line A equal to or greater than $2,500,000?

________  No, not in compliance               ________  Yes, in compliance

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II.           Fixed Charge Coverage Ratio. (Section 6.9(b))

Required:                      Maintain on a quarterly basis, as of the last day of each fiscal quarter of Borrower, measured on a trailing three month basis, a ratio of (i) Cash Basis EBITDA for such period dividedby (ii) Fixed Charges of at least 1.15:1.00

Actual: All amounts measured on a trailing three month basis:

A.	EBITDA	$_________
B.	Unfinanced Capital Expenditures	$_________
C.	Taxes actually paid in cash	$_________
D.	cash interest expense paid on Subordinated Debt	$_________
E.	Other cash distributions approved by Purchaser, in its sole discretion, on a case-by-case basis	$_________
F.	CASH BASIS EBITDA (line A minus line B minus line C minus line D minus line E)	$_________
G.	Fixed Charges	$_________
H.	FIXED CHARGE COVERAGE RATIO (line F divided by line G, expressed as a ratio)	__________:1.00

Is line H equal to or greater than 1.15:1:00?

________  No, not in compliance               ________  Yes, in compliance

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III.           Leverage Ratio. (Section 6.9(c))

Required:                      Maintain on a quarterly basis, as of the last day of each fiscal quarter of Borrower beginning with the fiscal quarter ending March 31, 2012, measured on a trailing twelve month basis, a ratio of (i) the sum of Borrower’s Indebtedness dividedby (ii) Adjusted EBITDA for such period of at least the ratio set forth in the Note Purchase Agreement with respect to any such period.

Actual: All amounts measured on a trailing three month basis:

A.	Adjusted EBITDA	$_________
B.	Borrower’s Indebtedness	$_________
C.	LEVERAGE COVERAGE RATIO (line B divided by line A, expressed as a ratio)	__________:1.00

________  No, not in compliance               ________  Yes, in compliance

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IV.           Minimum Adjusted EBITDA. (Section 6.9(d))

Required:                      Achieve on a quarterly, as of the last day of each fiscal quarter of Borrower set forth in Section 6.9(d) of the Note Purchase Agreement, Adjusted EBITDA of at least the amount specified for such period therein.

A.	EBITDA	$_________
B.	To the extent deducted from the calculation of Net Income and not added back to the calculation of EBITDA, non-cash compensation paid to officers and directors	$_________
C.	ADJUSTED EBITDA (line A plus line B)	$_________

________  No, not in compliance               ________  Yes, in compliance

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Schedule 5.14

See attached

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